UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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METROPOLITAN BANK HOLDING CORP.

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Executive Compensation Program and Proposal to Amend the Equity Incentive Plan Overview and Key Considerations May 8, 2025

Forward - Looking Statements This presentation contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 . Examples of forward - looking statements include but are not limited to the future financial condition and capital ratios, results of operations, outlook, business and equity incentive awards of Metropolitan Bank Holding Corp . (the “Company” or “MCB”), the parent company of Metropolitan Commercial Bank (the “Bank”) . Forward - looking statements are not historical facts . Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology . These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward - looking statements . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we caution you not to place undue reliance on these forward - looking statements . Factors which may cause our forward - looking statements to be materially inaccurate include, but are not limited to the following : the interest rate policies of the Federal Reserve and other regulatory bodies ; an unexpected deterioration in the performance of our loan or securities portfolios ; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio ; unexpected increases in our expenses ; different than anticipated growth and our ability to manage our growth ; global pandemics, or localized epidemics, could adversely affect the Company’s financial condition and results of operations ; potential recessionary conditions, including the related effects on our borrowers and on our financial condition and results of operations ; an unanticipated loss of key personnel or existing clients, or an inability to attract key employees ; increases in competitive pressures among financial institutions or from non - financial institutions which may result in unanticipated changes in our loan or deposit rates ; unanticipated increases in FDIC insurance premiums or future assessments ; legislative, tax or regulatory changes or actions, which may adversely affect the Company’s business ; impacts related to or resulting from regional and community bank failures and stresses to regional banks ; changes in deposit flows, funding sources or loan demand, which may adversely affect the Company’s business ; changes in accounting principles, policies or guidelines may cause the Company’s financial condition or results of operation to be reported or perceived differently ; general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which the Company does business, or conditions in the securities markets or the banking industry being less favorable than currently anticipated ; inflation, which may lead to higher operating costs ; declines in real estate values in the Company’s market area, which may adversely affect our loan production ; an unexpected adverse financial, regulatory, legal or bankruptcy event experienced by our non - bank financial service clients ; system failures or cybersecurity breaches of our information technology infrastructure and/or confidential information or those of the Company’s third - party service providers or those of our non - bank financial service clients for which we provide global payments infrastructure ; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or clients ; failure to maintain current technologies or technological changes that may be more difficult or expensive to implement than anticipated, and failure to successfully implement future information technology enhancements ; the costs, including the possible incurrence of fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results ; the current or anticipated impact of military conflict, terrorism or other geopolitical events ; the successful implementation or consummation of new business initiatives, which may be more difficult or expensive than anticipated ; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by clients ; changes in consumer spending, borrowing or savings habits ; the risks associated with adverse changes to credit quality ; an unexpected failure to successfully manage our credit risk and the sufficiency of our allowance for credit losses ; credit and other risks from borrower and depositor concentrations (e . g . , by geographic area and by industry) ; difficulties associated with achieving or predicting expected future financial results ; and the potential impact on the Company’s operations and clients resulting from natural or man - made disasters, wars, acts of terrorism, cyberattacks and pandemics, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10 - K and Quarterly Reports on Form 10 - Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 , as amended . Forward - looking statements speak only as of the date of this presentation . We do not undertake (and expressly disclaim) any obligation to update or revise any forward - looking statement, except as may be required by law .

Metropolitan Bank Holding Corp. – Corporate and Governance Profile Solid Financial and Operating Performance • Organic growth outpacing peers since 2017 IPO • 39.8% share price performance since IPO • 14.2% earnings per share CAGR 1 (2017 - 2024) , compared with 6.9% for the KRX Index 2 • Strong operating results in 1Q25 and demonstrated balance sheet resilience • 2024 operating highlights include execution on key corporate initiatives, such as our digital transformation program and updates to our risk management framework At - Risk CEO Compensation Linked to Shareholder Value • Formulaic annual bonus calculation that aligns the CEO with shareholders and incentivizes responsible and sustainable growth based on the Company’s objectives and goals • Long - term incentives align our leadership team with the shareholder experience • 78% of our CEO’s total target pay opportunity is at - risk (i.e., based on pre - established goals with formulaic target and threshold payout levels) Experienced and Qualified Board Focused on Oversight of Management • 10 of 12 directors are independent and 1 is a non - independent, non - executive director. Our directors have decades of experience in senior leadership roles across a variety of sectors including financial services, real estate and technology • Robust oversight of compensation practices with emphasis on ‘pay - for - performance’ alignment, setting challenging goals for management based on robust strategic planning exercise and informed by independent compensation consultant advice CEO Pay Strongly Linked to Company Performance • Long - term performance attributable to outstanding leadership. The Company’s senior leadership, lead by Mr. DeFazio, has demonstrated its ability to responsibly grow the business and outperform peers • Compensation strongly tied to performance , incentivizing long - term shareholder value creation with rigorous targets • Nearly 80% of CEO’s 2024 equity compensation is performance based and is not eligible for earnout unless performance targets are met (based on ROATCE (relative and absolute), Net Income Growth and Bank Risk / Safety and Soundness indicators) 1 CAGR from December 31, 2017 through December 31, 2024. 2 KRX Index represents median performance of the KBW Regional Banking Index constituents.

MCB Share Price Performance and Valuation 50 100 150 200 250 300 3/30/2023 7/13/2023 10/26/2023 2/8/2024 5/23/2024 9/5/2024 12/19/2024 4/3/2025 MCB has achieved strong returns for our stockholders as compared to other middle - market New York - area banks and the broader regional bank benchmark. NYC Middle - Market Banks 1, 2 KBW Regional Banking Index (“KRX”) Metropolitan Commercial Bank 95 113 193 4/8/2025 Source: Bloomberg, FactSet, S&P Global Market Intelligence 1 Includes BRKL, CNOB, DCOM, FFIC, OCFC, PFS and VLY. 2 Cumulative shareholder return (change in stock price plus reinvested dividends). Total Return Performance

Compensation Program Is Designed to Align Corporate Performance and Executive Incentives What we do • Engage proactively with shareholders and other stakeholders • Tie executive pay with shareholder returns through equity compensation • Significant portion of compensation tied to both Company and individual performance and formulaic bonus plan • Designed with rigorous goal setting • Independent compensation consultant reporting to Compensation Committee • Annual risk assessments • Incentive plans subject to payment caps • Clawback policy and stock ownership guidelines for executives What we avoid • Hedging of Company stock • Encouraging excessive risk - taking • Guaranteed bonuses with executives • Ongoing service - based pension accruals for executives • Supplemental executive retirement plans • Excessive perks • Spring loading or back dating equity grants The Compensation Committee has adopted certain practices, and avoids others, that align to our compensation philosophy and serve stockholder interests The Board approved target annual compensation for 2024 for Mr. DeFazio, President and CEO, in the amount of $4.5 million (+5.8% increase YoY); actual 2024 compensation was approx. $3.7 million • Due to differences between proxy statement disclosure conventions and when compensation is actually paid, Mr. DeFazio’s 2024 target total direct compensation and 2024 actual direct compensation was significantly lower than the value reported in this year’s Summary Compensation Table ($5.6 million) • CEO target total direct compensation based heavily on ‘at - risk’, performance - based and risk - calibrated incentives: • Short - term – formulaic annual bonus incentivizes objectives aligned to support sustainable business performance and is based on corporate component and individual performance measures • Long - term – align compensation with shareholder interests; payout not earned unless ROATCE and Safety and Soundness objectives are achieved • 2024 compensation outcome based on Compensation Committee’s consideration of, in part, the Company’s solid long - term performance , execution against key initiatives , peer practice and scope of the CEO’s compensation program as well as its alignment with shareholders Compensation Program Design 2024 Compensation Outcomes

78% of our CEO’s Compensation is “At - Risk”, Aligned to Shareholder Interests Rationale / Description Weight 2024 Metric Pay Element Attracts and retains high - performing executives by providing market - competitive fixed pay -- -- Base Salary (22% of Target Total Pay) Incentivizes effective growth through revenue generation and prudent cost management 40% Adj. Net Income Growth Annual Cash Component of Short - Term Incentive (22% of Target Total Pay) Profitability ratio that incentivizes effective capital management to generate earnings for shareholders 40% Adj. ROATCE Incentivizes sound risk management of the Company; assessed through audits of the independent registered public accountant, results of regulatory examinations, Asset Liability Committee reports, write - offs, portfolio risk metrics and other metrics/ indicators of the safety and soundness of the Bank 20% Safety and Soundness Places value on long - term ownership and directly aligns compensation with the stockholder interests 20% Time - Based RSUs -- Vest Over Three Years Equity Incentives (Equity Component of Annual Bonus and Performance - Based Long - Term Incentives) (56% of Target Total Pay) Based upon: (a) 50% Adj. ROATCE relative to peers, which measures the relative effectiveness of the Company’s capital management to generate profits (b) 50% Safety and Soundness goals, which incentivizes a risk - conscious approach to growth For the 2024 performance period, PRSUs earned out at 50% of target 80% Performance - Based RSUs (“PRSUs”) -- Vest Over Three Years ANNUAL PRSUs NEW FOR 2024 1 1 PRSUs last granted to CEO in 2021.

Considerations for Proposal #4 – Amendment to the Amended and Restated 2022 Equity Incentive Plan Proposal Overview • The Board has approved an amendment to increase the number of shares authorized for issuance under the Company’s equity incentive plan by 750,000 • The sole effect of the Equity Incentive Plan Amendment is to increase the total number of shares issuable under the plan from 716,000 shares to 1,466,000 • We do not anticipate having sufficient equity to grant any significant additional equity awards until stockholders approve additional shares under the current incentive plan • Subject to changes in our stock price and other factors, the supplemental 750,000 shares is expected to support our equity compensation needs for an additional three years . Key Considerations • Equity incentives are critical to MCB’s human capital management and corporate strategy • Our pay mix is focused more heavily on equity - based compensation by design: • ‘Pay - for - performance’ oriented culture, with demonstrated outperformance against peers • Employees incentivized to act like ‘owners’ • Plan is broad - based ( 22% of employees participate, 77% of participants are not executives or directors ); employees feel like they can share in Company’s growth • Supports efforts to target and attract top talent • Three - year vesting encourages retention • The Compensation Committee and the Board considered, among othe r factors, the Company’s ongoing share repurchase program in approving the plan amendment • As of May 5, over 770,000 shares have been repurchased , representing approx. 87% of the $50 million Board authorized repurchase limit

No Other Terms of the Amended and Restated 2022 Equity Incentive Plan Will Be Changed No “evergreen” provision (which would automatically increase the number of shares) Awards subject to minimum 1 - year vesting period Stock option repricing is prohibited Awards subject to double - trigger change - in - control provision No 280G excise tax gross up Limitation on grants to non - employee directors No liberal recycling of awards Awards subject to the Company’s insider trading, hedging/ pledging and clawback policies No dividends or dividend equivalents on unvested performance awards The provisions of the Company’s equity incentive plan generally align with market best practices, including: